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                                                          Exhibit 5.1


                                         December 23, 1996

Chateau Properties, Inc.
19500 Hall Road
Clinton Township, Michigan 48038


Ladies and Gentlemen:

       In connection with the registration under the Securities Act of 1933 (the "Act") of 13,109,941 shares of common stock (the "Common Stock") of Chateau Properties, Inc., a Maryland corporation (the "Corporation"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the Common Stock has been duly and validly authorized and, when issued upon the terms described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission"), will be legally issued, fully paid and nonassessable. As to matters of Maryland law, we have relied on the opinion of Miles & Stockbridge, Baltimore, Maryland.

       We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-4 and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving our consent, we do not thereby admit the we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                      Very truly yours,

                                      TIMMIS & INMAN L.L.P.



                                      By



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